ENEL AND ACCIONA APPEAL SOME OF THE CONDITIONS THE CNE IMPOSED ON ENDESA’S ACQUISITION

The appeal will not affect the development of the Tender Offer for Endesa because Enel and Acciona shall comply with the conditions even if they are not modified, repealed or made ineffective.

Rome and Madrid, 3 August 2007 – Enel, through its subsidiary Enel Energy Europe S.r.l., and Acciona S.A. today filed an administrative appeal against certain conditions imposed by the Resolution of the Board of Directors of the Spanish National Energy Commission (CNE) dated 4 July, 2007 by means of which Acciona S.A. and Enel, through its subsidiary Enel Energy Europe S.r.l., were authorized to acquire Endesa S.A.’s shares through the settlement of the Tender Offer. The two companies consider that certain of the imposed conditions are not adequate.

For both Enel and Acciona the filing of the administrative appeal does not affect the Tender Offer development since the two companies shall comply with the established conditions even if these conditions are not modified, repealed or made ineffective.

On July 30, 2007, Acciona, S.A. and ENEL S.p.A., through its wholly owned subsidiary Enel Energy Europe S.r.L., filed a joint tender offer statement on Schedule TO regarding their tender offer for ordinary shares and ADSs of Endesa, S.A. with the U.S. Securities and Exchange Commission. Investors and security holders are urged to read the U.S. tender offer statement (as updated and amended), because it contains important information. The Spanish tender offer statement and certain complementary information were authorized in Spain by the Comisión Nacional del Mercado de Valores. Investors and security holders may obtain a free copy of the U.S. tender offer statement and other documents filed by ENEL S.p.A. and Acciona, S.A. with the U.S. Securities and Exchange Commission on its web site at www.sec.gov, and may obtain a free copy of the Spanish tender offer statement from the Spanish Stock Exchanges and on the web site of the Comisión Nacional del Mercado de Valores at www.cnmv.es. The U.S. and Spanish tender offer statements may also be obtained for free from ENEL’s web site at www.enel.com and from Acciona’s web site at www.acciona.es . The U.S. and Spanish tender offer statements and other complementary documents may also be obtained for free at Acciona’s and ENEL’s registered offices and from Georgeson by directing a request to 17 State Street, 10th Floor, New York, NY 10004, United States of America. The availability of the tender offer to Endesa, S.A. shareholders who are not resident in and citizens of Spain or the United States may be affected by the laws of the relevant jurisdictions in which they are located or of which they are citizens. Such persons should inform themselves of, and observe, any applicable legal or regulatory requirements of their jurisdictions.